SOUTHWEST AIRLINES UNVEILS ITS “SOUTHWEST. EVEN BETTER.”

TRANSFORMATIONAL PLAN AT INVESTOR DAY

•	Reimagines core product to meet evolving Customer preferences and increase revenue opportunities

•	Launches new commercial initiatives to enhance Customer Experience and drive value while preserving flexible policies like bags fly free[1]

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Expects to deliver in 2027: approximately $4 billion[2] in cumulative incremental earnings before interest and taxes (EBIT) contribution and after-tax return on invested capital (ROIC) of 15 percent or greater, well above weighted average cost of capital (WACC)

•	Board approves $2.5 billion share repurchase program

DALLAS—Sept. 26, 2024—Southwest Airlines Co. (NYSE: LUV) (“Southwest®” or the “Company”) today will host an Investor Day briefing in Dallas where Southwest Leaders will outline next steps in a comprehensive three-year plan that builds upon the Company’s unique business model for an even better Southwest. The carrier is transforming its Customer Experience to provide more choices and greater comfort for Customers, designed to drive revenue growth and return the carrier to industry-leading profitability.

“We’re now ushering in a new era at Southwest, moving swiftly and deliberately to transform the Company by elevating the Customer Experience, improving financial performance, and driving sustainable Shareholder value,” said Bob Jordan, President, Chief Executive Officer, and Vice Chairman of the Board.

Key themes and new initiatives to be detailed at Investor Day include:

Transforming Our Product to Meet Customer Preferences

Southwest’s transformation is guided by data-driven research of travelers’ changing needs and expectations. Southwest’s evolution will provide even more choices for its Customers and preserve aspects of the business that make the airline unique among its competitors:

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Assigned Seating: Southwest will broaden its consumer appeal and boost demand through an assigned seating model. Airline passengers now have a clear preference for seat assignments: 80 percent of Southwest Customers and 86 percent of passengers who choose other airlines want assigned seats. Southwest flies farther than ever, and seat assignments are a higher priority on long-haul flights. The Company expects to begin selling assigned seats in the second half of 2025, with its first flights operating with the new model in the first half of 2026.

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Premium Seating: Market research shows that the preference for an assigned seat with extra legroom offers broad appeal for both business and leisure travelers. Southwest will offer extra legroom options with up to five additional inches of pitch for approximately a third of its seats while maintaining a standard economy seat pitch among the best in the industry. New seating product options will drive demand and are expected to generate more revenue per passenger.

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Southwest Boarding with Upgrades: Southwest will evolve its boarding process with seat assignments while focusing on operational efficiency and improving the Customer Experience. The updated boarding process will maintain Southwest’s unique and popular approach in boarding through position numbers and signage displayed on stanchions within the gate area. The carrier’s most loyal Customers and those who purchase premium seating will continue to be among the first to board.

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Bags Continue to Fly Free: Extensive research reinforces Southwest’s bags fly free® policy[1] remains the most important feature by far in setting Southwest apart from other airlines. Based on Southwest’s research, the Company believes that any change in the current policy that provides every Customer two free checked bags[1] would drive down demand and far outweigh any revenue gains created by imposing and collecting bag fees.

“We’ve spent the past few years laying a foundation that serves as the base of our transformation,” said Ryan Green, Executive Vice President Commercial Transformation. “We’ve already started rolling out modernized cabins with improved WiFi, in-seat power, larger overhead bins, enhanced operational efficiencies, and optimized flight schedules. We will continue to build upon our unique competitive advantages, while adapting to consumer priorities in today’s dynamic environment.”

New Offerings to Broaden Appeal and Strengthen Revenue

In addition to offering more Customer choice, Southwest will launch new capabilities and products designed to add value and revenue potential:

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Global Airline Partnerships: Southwest is formalizing partnerships with international carriers to expand its network and connect Customers with more global destinations to generate additional demand for travel across the Southwest network. Icelandair will become Southwest’s initial partner with an expected launch in 2025 through Baltimore-Washington International Airport, which will serve as its first U.S. gateway for the carriers. The Icelandair partnership will expand gateways throughout 2025, and Southwest intends to add at least one additional partner carrier next year.

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Getaways by Southwest™: In 2025, the Company intends to launch a new product, Getaways by Southwest, offering vacation packages that are unique to the industry and come with friendly policies that Customers expect from a Southwest-operated venture. These customizable vacation bundles will feature Southwest’s generous cancellation policy and flexibility with its no change fees for flights extending to hotels and other elements of packaged vacations.

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Rapid Rewards®[3] Enhancements: Throughout the transformation, all Members will earn and redeem points at the same rate that they do today, and Southwest will continue to offer no blackout dates, uncapped reward seat availability, and points that don’t expire. The airline will update its Tier Benefits with the transformation giving A-List and A-List Preferred Members even better benefits. The airline also soon will share updates to its credit card program, including how assigned seats and premium seating will offer Cardmembers even more value. Until then, Cardmembers will continue to take advantage of their current card benefits. Eventually, Rapid Rewards Members also will have more opportunities to earn and redeem points for longer-haul international destinations with development of its airline partnerships and the evolution of its Getaways by Southwest product.

Optimizing Operational Efficiencies

Southwest is focusing on operational efficiencies to mitigate cost pressures and modernize processes. These efforts are designed to fund nearly all new capacity growth over the next three years without incremental aircraft capital deployment:

•	24-Hour Operations: In February 2025, Southwest expects to begin offering redeye flying in key markets to maximize aircraft utilization.

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Turn Times Between Flights: The airline is aiming to further reduce the time it takes to turn an aircraft, which is intended to increase its aircraft productivity, while making day-to-day processes easier for Employees.

Delivering a Financial Plan to Drive Sustainable Profitability and Shareholder Returns

“The strategic vision announced today is designed to return us to financial prosperity and drive value creation,” said Tammy Romo, Executive Vice President and Chief Financial Officer. “We have a clear and measurable path that we expect will enable us to cover our WACC in 2026 and achieve after-tax ROIC of at least 15 percent in 2027.”

Key elements of Southwest’s financial plan include:

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Cost Discipline: The Company’s multi-year plan is expected to deliver an estimated $500 million run rate of cost savings in 2027, by minimizing hiring, optimizing scheduling efficiency, capitalizing on supply chain opportunities, and improving corporate efficiency.

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Strategic Fleet Management: Southwest is pursuing opportunities to monetize the value of its fleet order book and drive a significant fleet modernization, with the goal of achieving an average fleet age of just five years in 2031. The Company’s fleet strategy is expected to reduce average aircraft capital expenditures to approximately $500 million through 2027.

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Prudent Capital Deployment: Southwest is balancing its capital allocation priorities to minimize capital expenditures on aircraft, continue investing in infrastructure that optimizes operations, and manage debt to preserve the airline’s investment-grade balance sheet, all while returning capital to Shareholders through dividends and share repurchases. The Board of Directors today approved a $2.5 billion share repurchase program, reflecting the Board’s confidence in the strategic plan and new revenue-generating initiatives, and in management’s ability to execute.

Financial Targets

The Company’s three-year financial plan is expected to support its long-term targets for sustainable profitability:

•	Approximately $4 billion[2] in cumulative incremental run rate EBIT contribution in 2027

•	ROIC of 15 percent or greater, well above WACC in 2027

Investor Day Webcast Details

Southwest Airlines’ Investor Day begins at 10:30 a.m. Eastern Daylight Time, 9:30 a.m. Central Daylight Time, and will be webcast live through a link available on the Investor Relations page at Southwest.com.

[1]	First and second checked bags. Weight and size limits apply.
[2]	Estimated cumulative run rate EBIT contribution to the Company’s 2027 base business financial performance from its portfolio of initiatives included in its comprehensive three-year financial plan.
[3]	All Rapid Rewards rules and regulations apply and can be found at Southwest.com/rrterms.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”). Specific forward-looking statements include, without limitation, statements related to (i) the Company’s initiatives, strategic priorities and focus areas, plans, goals, and opportunities, including with respect to (a) increasing revenue opportunities, (b) enhancing the Customer experience, (c) building value drivers, (d) driving revenue growth, (e) improving financial performance and returning to industry-leading profitability, (f) driving sustainable profitability and Shareholder value, (g) Shareholder returns, (h) financial prosperity, (i) value creation, (j) operational efficiency, (k) managing and mitigating cost pressures and removing costs, (l) capital deployment and allocation, and (m) extracting value from the fleet and the fleet order book; (ii) the Company’s financial and operational outlook, expectations, goals, plans, strategies, and projected results of operations, including with respect to its initiatives, and including factors and assumptions underlying the Company’s expectations and projections; (iv) the Company’s expectations with respect to the U.S. airline industry, Passenger demand, and backdrop trends; (iii) the Company’s plans and expectations with respect to assigned and premium seating, including expected benefits, Customer demand, timing of implementation and bookings, retrofits, cabin layout, and FAA certification; (iv) the Company’s plans and expectations with respect to the boarding model; (v) the Company’s plans and expectations with respect to airline partnerships and enhanced vacation products, including Getaways by Southwest; (vi) the Company’s plans and expectations with respect to its Rapid Rewards Program, including planned enhancements, and loyalty revenue performance; (vii) the Company’s fleet plans and expectations, including with respect to fleet utilization, fleet modernization, fleet management, flexibility, expected fleet deliveries and retirements, refreshed cabin design, in-seat power, larger overhead bins, increased WiFi, and new seats, and including factors and assumptions underlying the Company’s plans and expectations; and (viii) the Company’s plans, estimates, and assumptions related to repayment of debt obligations, leverage, credit ratings, interest expense, effective tax rate, capital spending, infrastructure spending, capital allocation, and shareholder returns, including factors and assumptions underlying the Company’s expectations and projections. These forward-looking statements are based on the Company’s current estimates, intentions, beliefs, expectations, goals, strategies, and projections for the future and are not guarantees of future performance. Forward-looking statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) the impact of fears or actual outbreaks of diseases, extreme or severe weather and natural disasters, actions of competitors (including, without limitation, pricing, scheduling, capacity, and network decisions, and consolidation and alliance activities), consumer perception, economic conditions, fuel prices, banking conditions, fears or actual acts of terrorism or war, sociodemographic trends, and other factors beyond the Company’s control, on consumer behavior and the Company’s results of operations and business decisions, plans, strategies, and results; (ii) the Company’s ability to timely and effectively implement, transition, operate, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives, including with respect to revenue management and assigned and premium seating; (iii) the cost and effects of the actions of activist shareholders; (iv) the Company’s ability to obtain and maintain adequate infrastructure and equipment to support its operations and initiatives; (v) the Company’s dependence on The Boeing Company (“Boeing”) and Boeing suppliers with respect to the Company’s aircraft deliveries, Boeing MAX 7 aircraft certifications, fleet and capacity plans, operations, maintenance, strategies, and goals; (vi) the Company’s dependence on the Federal Aviation Administration with respect to safety approvals for the new cabin layout and the certification of the Boeing MAX 7 aircraft; (vii) the Company’s dependence on other third parties, in particular with respect to its technology plans, its plans and expectations related to revenue management, operational reliability, fuel supply, maintenance, and Global Distribution Systems, and the impact on the Company’s operations and results of operations of any third party delays or nonperformance; (viii) the Company’s ability to timely and effectively prioritize its initiatives and focus areas and related expenditures; (ix) the impact of labor matters on the Company’s business decisions, plans, strategies, and results; (x) the impact of governmental regulations and other governmental actions on the Company’s business plans, results, and operations; (xi) the Company’s dependence on its workforce, including its ability to employ and retain sufficient numbers of qualified Employees with appropriate skills and expertise to effectively and efficiently maintain its operations and execute the Company’s plans, strategies, and initiatives; (xii) the emergence of additional costs or effects associated with the cancelled flights in December 2022, including litigation, government investigation and actions, and internal actions; and (xiii) other factors, as described in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the detailed factors discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and in the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024.

ABOUT SOUTHWEST AIRLINES CO.

Southwest Airlines Co. operates one of the world’s most admired and awarded airlines, offering its one-of-a-kind value and Hospitality at 117 airports across 11 countries. Southwest took flight in 1971 to democratize the sky through friendly, reliable, and low-cost air travel and now carries more air travelers flying nonstop within the United States than any other airline4. Based in Dallas and famous for an Employee-first corporate Culture, Southwest maintains an unprecedented record of no involuntary furloughs or layoffs in its history. By empowering its more than 74,0005 People to deliver unparalleled Hospitality, the maverick airline cherishes a passionate loyalty among more than 137 million Customers carried in 2023. That formula for success brought industry-leading prosperity and 47 consecutive years6 of profitability for Southwest Shareholders (NYSE: LUV). Southwest leverages a unique legacy and mission to serve communities around the world including harnessing the power of its People and Purpose to put communities at the Heart of its success. Learn more by visiting Southwest.com/citizenship. As the airline with Heart, Southwest has set a goal to work toward achieving net zero carbon emissions by 20507. Southwest has also set near-term targets and a three-pillar strategy to achieve its environmental goals. Learn more by visiting Southwest.com/planet.

[4]	Based on U.S. Dept. of Transportation quarterly Airline Origin & Destination Survey since Q1 2021
[5]	Fulltime-equivalent active Employees
[6]	1973-2019 annual profitability
[7]	Our net zero by 2050 goal includes Scope 1, Scope 2, and Scope 3 Category 3 emissions only and excludes any emissions associated with non-fuel products and services, such as inflight service items.

Media Contacts: Visit the Southwest Newsroom at swamedia.com for multimedia assets and other Company news.

Important Additional Information

The Company intends to file a proxy statement and a WHITE proxy card with the SEC in connection with the solicitation of proxies for the Company’s next meeting of Shareholders (whether an Annual or Special Meeting of Shareholders (the “Shareholder Meeting”)). SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING WHITE PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH, OR FURNISHED TO, THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE SHAREHOLDER MEETING. Shareholders will be able to obtain the Company’s proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at https://www.southwestairlinesinvestorrelations.com/financials/sec-filings.

Participant Information

For participant information, see the Company’s soliciting material filed as “DEFA14A” with the SEC on Sept. 10, 2024, and available here.